Exhibit 99.1

Behringer Harvard and CT Realty Investors
Sell Industrial Project in Southern California

DALLAS, April 29, 2013 — A partnership between Behringer Harvard and CT Realty Investors announced today the sale of the Interchange Business Center, a high-quality industrial development within the Inland Empire industrial market in the eastern portion of greater Los Angeles.

The three-building Interchange Business Center complex provides 667,024 square feet of industrial space situated on a 34-acre site in San Bernardino, California. The buyer is one of the largest privately held real estate advisors in the United States.

“Our investment in Interchange Business Center was part of an overarching strategy to capitalize on the growing demand for industrial properties in the Inland Empire, which is strategically located near the ports of Los Angeles and Long Beach,” said Mr. Michael O’Hanlon, President and CEO of Behringer Harvard Opportunity REIT II, Inc. “The disposition of Interchange Business Center represents the successful conclusion of Behringer Harvard’s investment program in the Inland Empire. We’re pleased that these strategic investments have provided attractive returns for our REIT’s shareholders.”

Behringer Harvard acquired Interchange Business Center in November 2010 through its third joint venture with CT Realty Investors, a real estate investment and development firm based in Aliso Viejo, California. At that time, Interchange Business Center comprised four buildings totaling more than 800,000 square feet of warehouse and distribution space. One of these buildings, comprising 134,909 square feet, was sold separately in October 2012.

The sale of the entire four-building Interchange Business Center resulted in a 12.7 percent annual average return to the REIT.*

“The success of the partnership with Behringer Harvard on the Interchange project far exceeded our initial goals,” said Mr. James “Watty” Watson, CEO of CT Realty Investors. “The attractive returns we have achieved on Interchange and other transactions with Behringer Harvard support our investment commitment to the Inland Empire, and we continue to seek additional strategic opportunities in this marketplace.”

Including Interchange Business Center, the joint investments of Behringer Harvard and CT Realty Investors have involved the acquisition and disposition of more than 2.4 million square feet of high-quality industrial space in the Inland Empire.

In August 2010, Behringer Harvard and CT Realty Investors completed two joint transactions. They acquired the Archibald Business Center in Ontario, California, and in conjunction with two other partners, they also acquired the Inland Empire Distribution Center in San Bernardino. Inland Empire Distribution Center, a two-building, cross-dock warehouse and distribution facility comprising 1.4 million square feet, was sold by the partners in September 2011. Archibald Business Center, a high-quality corporate headquarters and industrial warehouse facility comprising approximately 231,000 square feet, was sold by the partners in December 2011.

The REIT’s investments in the three industrial properties described above (Interchange Business Center, Archibald Business Center and Inland Empire Business Center) resulted in a 15.0 percent average annual return*.

*The REIT’s return on investment was calculated as a simple annual average return on investment, fully loaded, net of all fees.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $6 billion and made investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

About CT Realty Investors

Since its establishment in 1994, CT Realty Investors has completed more than 200 transactions with value in excess of $2.5 billion. More recently, the primary investment focus has been industrial properties in Southern California and Dallas, Texas, with nearly 5 million square feet of existing space and over 500 acres of land acquired since 2010. More information about CT Realty Investors can be found at ctrealtyinvestors.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Opportunity REIT II, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

David Nesmith Richards Partners for Behringer Harvard david_nesmith@richards.com 214.891.2864	Donna Hahn Hahn Communications for CT Realty Investors donna@hahnmarketing.com 949.458.3983